UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On March 22, 2017, the Board of Directors (the “Board”) of Hyatt Hotels Corporation (the “Company”) appointed Paul D. Ballew to the Board effective March 23, 2017 to hold office until the Company’s annual meeting of stockholders to be held in 2019 and until his successor is duly elected and qualified. The Board designated Mr. Ballew as a Class I member of the Board, filling the vacancy created by the resignation of Mr. William Wrigley, Jr. on March 3, 2017.

There is no arrangement or understanding between Mr. Ballew and any other person pursuant to which Mr. Ballew was appointed as a director. Mr. Ballew does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Ballew will be entitled to compensation for his service on the Board on the same basis as all other non-employee directors of the Company, pursuant to the Hyatt Hotels Corporation Amended and Restated Summary of Non-Employee Director Compensation and the Amended and Restated Hyatt Hotels Corporation Deferred Compensation Plan for Directors, as amended.

(e)    On March 22, 2017, the Board, upon recommendation of the Compensation Committee of the Board (the “Committee”), approved an amendment and restatement of the Company’s Executive Officer Change in Control Plan (the “Prior Severance Plan”), which amends and restates the Prior Severance Plan in its entirety, and which has been renamed the Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan and Summary Plan Description (as amended and restated, the “Severance Plan”).

The Severance Plan provides the Company’s executive officers, including its named executive officers, with payments and benefits upon a termination of employment without “cause” (other than due to death or disability) or upon a termination of employment for “good reason” within the 24-month period following a “change in control” (each, as defined in the Severance Plan).

In the event of a termination of employment without cause (other than due to death or disability) which occurs outside of the 24-month period following a change in control, the executive officer is entitled to the following payments and benefits:

•	if the executive officer is (i) the Chairman or the President and Chief Executive Officer, cash severance equal to two times the sum of annual base salary and average annual cash bonus for the three fiscal years prior to the termination of employment (the “three-year average bonus”), or (ii) an executive officer other than the Chairman or the President and Chief Executive Officer, cash severance equal to one times the sum of annual base salary and three-year average bonus, subject to increase to two times the sum of annual base salary and three-year average bonus if a change in control occurs within three months following the executive officer’s termination of employment, in each case, payable in equal installments over the applicable severance period; and

•	a cash amount equal to the difference between the COBRA premiums that would be applicable to the executive officer and the amount the executive officer would have paid as an active employee of the Company for the same coverage (the “COBRA benefit”), payable in equal installments over the applicable severance period.

In the event of a termination of employment without cause (other than due to death or disability) or for good reason, in each case, within the 24-month period following a change in control, the executive officer is entitled to the following payments and benefits:

•	cash severance equal to two times the sum of annual base salary and target annual cash bonus, generally payable in equal installments over the severance period (however, if the change in control constitutes a change in control under applicable tax regulations, such cash severance will be paid in a lump sum);

•	a cash payment equal to the executive officer’s target annual cash bonus, prorated based on the number of days elapsed during the applicable calendar year prior to the termination of employment; and

•	the COBRA benefit, payable in equal installments over the severance period.

Receipt of severance payments and benefits under the Severance Plan is contingent on the executive officer’s timely execution and delivery to the Company of an effective release of claims.

In addition, on March 22, 2017, the Board upon recommendation of the Committee, approved an amendment and restatement of the Company’s Corporate Office Severance Plan (the “CO Severance Plan”), which amends and restates the CO Severance Plan in its entirety. The amended and restated CO Severance Plan (the “Restated CO Severance Plan”) provides, among other things, that executive officers of the Company are not eligible to participate in the Restated CO Severance Plan. As a result, following the adoption of the Restated CO Severance Plan, executive officers of the Company will be eligible to participate in the Severance Plan only, and will no longer be eligible to participate in the Restated CO Severance Plan.

The foregoing description of the Severance Plan is qualified in its entirety by reference to the full text of the Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan and Summary Plan Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: March 22, 2017	By:	/s/ Rena Hozore Reiss
Rena Hozore Reiss
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan and Summary Plan Description